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MERCANTILE BANCORP, INC.
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[Mercantile Bancorp, Inc. letter]

March 27, 2006

Dear Stockholder,

I write to update you on your investment in Mercantile Bancorp, Inc. As we approach our second annual meeting as a public company, I believe essential to report facts of the Company’s strategic status.

It has been just over a year since Mercantile Bancorp’s common stock was registered publicly and started trading on the American Stock Exchange. We have made substantial progress on our corporate strategies and our share price has begun to reflect that. Our stockholder base is broadening and our shares are trading close to an all-time high at a multiple of nearly 1.4 times to book value.

It was also a very good year in terms of financial results. Earnings per share gained 14 percent to $4.85. Our loan portfolio rose 11 percent to almost $850 million. Deposits were up eight percent and both interest income and non-interest income grew significantly.

Our performance is the result of a successful strategy that is worth reviewing. Looking at the markets we serve, it is clear that Quincy and the surrounding area are blessed with a balanced, stable economy. It is, however, a slow growth economy. The reality is that for Mercantile Bancorp to continue providing increased value to stockholders, we must look to other areas.

Therefore, we implemented a multi-faceted strategy. A key element is our family of community banks in Illinois and Missouri. All of them have long histories serving their communities, including our flagship bank Mercantile Trust & Savings Bank, celebrating its 100th anniversary in 2006. We take pride in being part of these communities we serve and maintaining a high level of service to them. We make service a focus as a means of retaining our customers and attracting new ones. Our group of wholly owned banks provides a solid base from which we can pursue growth.

To further generate growth over the long-term, however, we believe we should pursue acquisition of other banks. We have been successful with those we have acquired and added to the Bancorp so we have substantial experience with the acquisition process. We have already entered the St. Louis and Kansas City markets successfully and we continue to look elsewhere.

Allow me to outline specifics of our strategies. Rather than looking at an explicit city or region and trying to find a suitable candidate in that market, we seek out banking organizations that first and foremost have similar values and operating philosophies to ours. Clearly it is important for us make certain that the acquisition candidate is in an area with a strong and growing economy, but we believe we are better served by concentrating on the excellence of the bank and bankers, not limiting ourselves to any geographic region.

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March 27, 2006

Another facet of our strategy is investment in other banks. This differs from acquisitions in that we do not intend to acquire the banks in which we invest. Rather, we take a small equity stake, perhaps five percent, usually in a newly formed, or de novo, bank, with the intention of selling that investment for a gain. As with our acquisition approach, we do not limit our investments geographically. We look for opportunities where there is a solid management team with a good understanding of their market. We let them run their business with the intent of taking a gain on our investment at the appropriate time.

The benefits available from the investment element of our strategy can be seen in a gain we expect to realize on our investment in NorthStar Bancshares, Inc of north Kansas City, Missouri. As recently announced, NorthStar is in the process of being acquired by Enterprise Financial Services, Inc. of St. Louis, Missouri. As a holder of a 19.6 percent equity interest in NorthStar, we expect to receive approximately $6.6 million in cash and Enterprise stock when those companies complete the acquisition. We had invested $3.8 million in NorthStar since 2000. When the transaction closes in the second or third quarter of this year, we should realize a gain on the sale of our investment of about $2.8 million. The gain would equate to an annualized rate of return of between 15 and 16 percent. The stock received in the transaction allows us to participate in the growth of a larger banking institution and provide the opportunity for still further gains. We anticipate using the cash portion of the proceeds to reduce debt, make other investments or for general corporate purposes.

We believe this strategy reduces business risk because we confine our investments to a business we know very well and we have not invested more than a small percentage of the Company’s total capital in this manner.

Our multiple investment strategies provide shareholders access to potential growth beyond what could be achieved by simply continuing to rely on internal growth as a means of delivering value.

We have not permitted our attention to be diverted from running our own organization as we pursue other opportunities for growth. We are constantly looking for ways to generate internal improvements as well. Recently we announced we would combine our Illinois-chartered banks, reducing the number of charters from six to three. This action, when completed, will result in significant improvements in efficiency, reduced regulatory fees and expenses, generally streamlining Mercantile Bancorp.

We also have taken steps to further solidify our position as a public company, to eliminate roadblocks to growth and to insure a liquid market for those who buy or sell our shares. These moves have previously been announced but are of sufficient significance to merit a quick review.

We announced a three-for-one stock split. We did this primarily to promote liquidity in the market for our shares. Our price per share has grown to a point where some investors may hesitate to buy just because the cost of acquiring a “round lot” of 100 shares is so high. The split will bring that cost down to a level more attractive for individuals. At the same time, the larger number of shares outstanding is expected to attract the attention of a category of investors, institutions such as mutual

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funds, who previously may not have invested in Mercantile because of the limited number of shares available.

In connection with the split, we are proposing to you the stockholders an amendment to our certificate of incorporation that will reduce the par value of our shares in proportion to the increase in the number of shares issued to effect the split. Assuming approval is obtained, we will make the necessary regulatory filings after the 2006 annual meeting. The Board of Directors will then set a record date and issuance date for the additional shares of common stock. We anticipate the stock split will be completed in June.

You may be aware that the board of directors recently terminated our Shareholder Rights Plan. This plan was established in 1999, when we were much smaller and a private company, to protect your interests against the potential for someone to use predatory tactics to gain control of Mercantile Bancorp without compensating all stockholders properly. Recently the board determined that our strong share price relative to book value, our growth and profitability outlook, and the liquidity afforded by your shares listed on a national exchange provide more effective barriers to unwelcome overtures from self-serving interests. You may have already received communication regarding this and payment from the company for the cash value of the rights.

It is important to recognize that neither the stock split nor the termination of the rights plan will, in and of themselves, have any effect on the value of your investment in Mercantile Bancorp. Over the long-term, these acts should be beneficial to our position as a publicly held company.

We believe the future is bright for Mercantile Bancorp. We welcome questions and comments from stockholders and we encourage you to contact us at any time.

Sincerely

/s/Dan S. Dugan

Dan S. Dugan
Chairman, President and Chief Executive Officer

This material may be deemed proxy solicitation material under the rules of the Securities and Exchange Commission in connection with the Company's annual meeting of stockholders. Please review the proxy statement when it is available because it contains important information. A copy of the proxy statement and other relevant documents will be sent to you, but you may also obtain a copy of them for free at the SEC website.